UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2012

XTREME GREEN PRODUCTS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52502	26-2373311
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

2191 Mendenhall Dr. Suite 101 North Las Vegas, NV 89081

(Address of principal executive offices) (zip code)

(702) 233-4804

(Registrant's telephone number, including area code)

 (Former name or address, if changed since last report)

Copies to:

Louis A. Brilleman, Esq.

1140 Avenue of the Americas, 9th Floor

New York, New York 10036

Phone: (212) 584-7805

Fax: (646) 380-6635

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02 Unregistered Sales of Equity Securities.

On May 2, 2012, Xtreme Green Products Inc. (the “Company”) received a loan in the principal amount of $250,000 from Byron Georgiou, a principal stockholder of the Company.  The loan is due September 8, 2012 together with outstanding loans in the principal amount of $1,250,000 previously advanced by Mr. Georgiou and bears interest at the rate of 12% per annum.  Interest over the entire amount is payable in $15,000 monthly increments, except that the first payment in the amount of $12,500 is due on May 8, 2012.  At the option of the lender at any time, the entire loan is convertible into shares of common stock of the Company at $0.40 per share.

In connection with the loan, the Company has agreed to issue to a family trust controlled by Mr. Georgiou (i) 250,000 shares of common stock, and (ii) warrants to purchase 625,000 shares at $.40 per share, exercisable until May 31, 2015, warrants to purchase 625,000 shares at $.65 per share exercisable until May 31, 2016, and warrants to purchase 625,000 shares at $.75 per share exercisable until May 31, 2017.

In addition, the Company agreed to add the state of Arizona to the lender’s exclusive territory for distribution of the Company’s products.

All securities were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereunder, as they were issued without general solicitation and represented by certificates that were imprinted with a restrictive legend.  In addition, the recipient was provided with sufficient access to Company information.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xtreme Green Products Inc.

May 4, 2012	By:	/s/ Ken Sprenkle
Ken Sprenkle
Chief Financial Officer